Exhibit 97.1
Luminar Technologies, Inc.
Amended and Restated Clawback Policy

Adopted Effective June 7, 2022
Amended and Restated Effective August 24, 2023

1.Recoupment

If Luminar Technologies, Inc. (the “Company”) is required to undertake a Restatement, then the Board (a) will seek to recover, reasonably promptly, all Qualifying Incentive Compensation from each Covered Person who is or at any relevant time was an Executive Officer, and (b) may seek to recover, in its sole discretion, all or any portion of the Other Incentive Compensation from each Covered Person (whether or not such person is or at any relevant time was an Executive Officer). Such recovery will be made without regard to any individual knowledge or responsibility related to the Restatement. Notwithstanding the foregoing, the Company will not be required to recover Qualifying Incentive Compensation if the Board determines it Impracticable to do so, after exercising a normal due process review of all the relevant facts and circumstances. If Recoverable Incentive Compensation was not awarded or paid on a formulaic basis, the Company will (or, to the extent provided above, may) seek to recover the amount that the Board determines in good faith should be recouped. In addition, the Board may, in its sole discretion and in the reasonable exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

Subject to applicable law, the Board may seek to recoup Recoverable Incentive Compensation under this policy by requiring any Covered Person to repay such amount to the Company; by set-off of a Covered Person’s other compensation; by reducing future compensation; or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate.

2.Administration of Policy

The Board shall have full authority to administer this policy, subject to the provisions of this policy and Rule 10D-1 of the Exchange Act, and the Company’s applicable exchange listing standards. Actions of the Board pursuant to this policy shall be taken by the vote of a majority of its members. The Board is authorized, subject to the provisions of this policy, to make such determinations and interpretations and to take such actions in connection with this policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive.

3.Acknowledgement by Covered Persons

The Board shall provide notice and seek written acknowledgement of this policy from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this policy.

4.Other Laws

This policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Person that may be available under applicable law or otherwise (regardless of whether implemented at any time prior to or following the adoption of the policy). In addition, no equity or equity-based incentive award that is subject to this policy will be earned, even if already granted, paid or settled, until this policy ceases to apply thereto and any other conditions applicable to earning such award are satisfied.

5.Amendment; Termination

The Board may amend or terminate this policy at any time, subject to Rule 10D-1 of the Exchange Act and the Company’s applicable exchange listing standards.

6.Definitions

For purposes of this policy, the following terms shall have the following meanings:

“Applicable Period” means the three-year period preceding the earlier of (i) the date the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement, as determined by the Board. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Board” means the Board of Directors of the Company, or any subcommittee or delegate thereof.

“Covered Person” means any person who is or was at any time during the Applicable Period an employee of the Company or any affiliate thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means the Company’s president, principal executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including, but not limited to, “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis), and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (and any measures derived wholly or in part therefrom) shall be considered Financial Reporting Measures.

“Impracticable.” The Board may determine in good faith that recovery of Qualifying Incentive Compensation is “Impracticable” if: (i) pursuing such recovery would violate home country law of the jurisdiction of incorporation of the Company where that law was adopted prior to November 28, 2022 and the Company provides an opinion of home country counsel to that effect acceptable to the Company’s applicable listing exchange; (ii) the direct expense paid to a third party to assist in enforcing this policy would exceed the Qualifying Incentive Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Company’s applicable listing exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended.

“Other Incentive Compensation” means the amount of any incentive-based compensation (including cash and equity awards, whether time or performance-based, and salary increases) granted or paid to or earned by a Covered Person during the Applicable Period that the Board determines, in its sole discretion, to be appropriate, excluding all Qualifying Incentive Compensation.

“Qualifying Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (calculated on a pre-tax basis) and granted, paid to or earned by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been granted, paid to or earned if the calculation were based on the Restatement. For Qualifying Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Qualifying Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the Board based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Qualifying Incentive Compensation was granted, paid to or earned (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Company’s applicable listing exchange). Qualifying Incentive Compensation does not include any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); bonuses paid solely at the discretion of the Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures.

“Recoverable Incentive Compensation” means, collectively, all Qualifying Incentive Compensation and Other Incentive Compensation.

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R”

restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).